Exhibit 21.1

PlanetOut Inc.

LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2006

1. PlanetOut USA Inc., a Delaware corporation.

2. LPI Media Inc., a Delaware corporation.

3. SpecPub, Inc., a Delaware corporation.

4. RSVP Productions, Inc., a Delaware corporation.